Exhibit 99.1

Panbela Provides Business Update and Reports Q4 and FY 2022 Financial Results

MINNEAPOLIS -- Panbela Therapeutics, Inc. (Nasdaq: PBLA), a clinical stage company developing disruptive therapeutics for the treatment of patients with urgent unmet medical needs, today provides a business update and reports financial results for the quarter and full year ended December 31, 2022. As previously announced, management is hosting earnings call today at 4:30 p.m. ET.

2022 and early 2023 Highlights:

●

Significant progress was made on the conduct of the ASPIRE global clinical trial studying ivospemin (SBP-101) in combination with gemcitabine and nab-paclitaxel in the first-line treatment of metastatic pancreatic ductal adenocarcinoma:

o	Initiated ASPIRE trial in January 2022
o	Received approval from the Australian Human Research Ethics Committee (HREC) to expand the ASPIRE global clinical trial to Australia
o	Enrolled first patient in South Korea
o	Enrolled first patient in Europe
o	Enrolled first patient in Australia
o	Received approvals to open trial sites in Spain, France and Italy
●

An abstract for ivospemin will be presented at the American Association for Cancer Research (AACR), which will be held April 14-19, 2023. The work reflects the Company’s on-going collaboration with Johns Hopkins University School of Medicine

●	Closed a registered public offering yielding gross proceeds of approximately $15 million in Q1 of 2023
●	Started Phase II Trial of CPP-1X-T for Recent Onset Type I Diabetes in January 2023, in collaboration with Indiana University and the Juvenile Diabetes Research Foundation
●

European Medicines Agency (EMA) Committee for Orphan Medicinal Products issued the Adoption of Commission Implementing Decision relating to the designation of ivospemin as an orphan medicinal product in March 2023

●	Closed a registered public offering yielding gross proceeds of approximately $6.0 million in Q4 of 2022
●	Hosted an R&D call joined by leading experts for a deep dive on the company’s investigational drug, ivospemin, as a polyamine metabolism modulator in ovarian cancer
●	Completed the acquisition of Cancer Prevention Pharmaceuticals, Inc. (CPP)
●	Presented a poster highlighting the results for ivospemin as a polyamine metabolism modulator in ovarian cancer at the American Association for Cancer Research (AACR) in April 2022

●	Presented a poster highlighting the Clinical Data on Phase 1b Clinical Trial of ivospemin in Combination with Gemcitabine and Nab-Paclitaxel in Patients with Metastatic PDA at 2022 ASCO GI Meeting

“During Q4 and year to date, we progressed our pipeline, which has been principally funded through collaborations,” said Jennifer K. Simpson, PhD, MSN, CRNP, President & Chief Executive Officer of Panbela. “Milestones achieved included first patients enrolled in Australia, Europe and South Korea in our ASPIRE global trial for metastatic pancreatic cancer, and EMA Orphan drug designation. Additionally, we bolstered our balance sheet with gross proceeds from recent public offerings. As we move forward in 2023, we anticipate a consistent stream of milestones to drive shareholder value.”

Fourth Quarter ended December 31, 2022 Financial Results

General and administrative expenses were $1.7 million in the fourth quarter of 2022, compared to $1.3 million in the fourth quarter of 2021. The increase primarily is due to severance expenses associated with the acquisition of CPP.

Research and development expenses were $3.5 million in the fourth quarter of 2022, compared to $2.0 million in the fourth quarter of 2021. The change is due primarily to an increase in spending on our clinical studies as we expanded the ASPIRE clinical trial.

Net loss in the fourth quarter of 2022 was $4.7 million, or $5.68 per diluted share, compared to a net loss of $3.5 million, or $10.54 per diluted share, in the fourth quarter of 2021. All share and per-share amounts have been restated to reflect the 40-for-1 reverse split of our common stock, which was effective on January 13, 2023.

Total cash was $1.3 million as of December 31, 2022. Total current assets were $1.8 million and current liabilities were $7.8 million as of the same date. Notes payable, plus accrued interest, on the balance sheet, the result of the acquisition of CPP, totaled approximately $7.2 million. The current portion of the notes payable plus accrued interest totaled approximately $2.0 million.

Subsequent to the end of the year, the Company completed a registered public offering. Gross proceeds from the raise, which closed on January 30, 2023, were approximately $15 million.

Conference Call Information

Toll Free: 888-506-0062
International: 973-528-0011
Participant Access Code: 116790
Webcast Link: https://www.webcaster4.com/Webcast/Page/2556/47782

Conference Call Replay Information

Toll Free: 877-481-4010
International: 919-882-2331
Replay Passcode: 47782
Webcast Replay: https://www.webcaster4.com/Webcast/Page/2556/47782

About Panbela’s Pipeline

The pipeline consists of assets currently in clinical trials with an initial focus on familial adenomatous polyposis (FAP), first-line metastatic pancreatic cancer, neoadjuvant pancreatic cancer, colorectal cancer prevention and ovarian cancer. The combined development programs have a steady cadence of catalysts with programs ranging from pre-clinical to registration studies.

Ivospemin (SBP-101)

Ivospemin is a proprietary polyamine analogue designed to induce polyamine metabolic inhibition (PMI) by exploiting an observed high affinity of the compound for pancreatic ductal adenocarcinoma and other tumors. It has shown signals of tumor growth inhibition in clinical studies of metastatic pancreatic cancer patients, demonstrating a median overall survival (OS) of 14.6 months and an objective response rate (ORR) of 48%, both exceeding what is typical for the standard of care of gemcitabine + nab-paclitaxel suggesting potential complementary activity with the existing FDA-approved standard chemotherapy regimen. In data evaluated from clinical studies to date, ivospemin has not shown exacerbation of bone marrow suppression and peripheral neuropathy, which can be chemotherapy-related adverse events. Serious visual adverse events have been evaluated and patients with a history of retinopathy or at risk of retinal detachment will be excluded from future SBP-101 studies. The safety data and PMI profile observed in the previous Panbela-sponsored clinical trials provide support for continued evaluation of ivospemin in the ASPIRE trial.

Flynpovi ™

Flynpovi is a combination of CPP-1X (eflornithine) and sulindac with a dual mechanism inhibiting polyamine synthesis and increasing polyamine export and catabolism. In a Phase 3 clinical trial in patients with sporadic large bowel polyps, the combination prevented > 90% subsequent pre-cancerous sporadic adenomas versus placebo. Focusing on FAP patients with lower gastrointestinal tract anatomy in the recent Phase 3 trial comparing Flynpovi to single agent eflornithine and single agent sulindac, FAP patients with lower GI anatomy (patients with an intact colon, retained rectum or surgical pouch), showed statistically significant benefit compared to both single agents (p≤0.02) in delaying surgical events in the lower GI for up to four years. The safety profile for Flynpovi did not significantly differ from the single agents and supports the continued evaluation of Flynpovi for FAP.

CPP-1X

CPP-1X (eflornithine) is being developed as a single agent tablet or high dose powder sachet for several indications including prevention of gastric cancer, treatment of neuroblastoma and recent onset Type 1 diabetes. Preclinical studies as well as Phase 1 or Phase 2 investigator-initiated trials suggest that CPP-1X treatment may be well-tolerated and has potential activity.

About Panbela

Panbela Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing disruptive therapeutics for patients with urgent unmet medical needs. Panbela’s lead assets are Ivospemin (SBP-101) and Flynpovi. Further information can be found at www.panbela.com. Panbela’s common stock is listed on The Nasdaq Stock Market LLC under the symbol “PBLA”.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements,” including within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “aim,” “anticipate,” “believe,” “design,” “expect,” “feel,” “focus,” “intend,” “may,” “plan,” “potential,” “scheduled,” and “will.” All statements other than statements of historical fact are statements that should be deemed forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially and adversely from the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) our ability to obtain additional funding to execute our business and clinical development plans; (ii) progress and success of our clinical development program; (iii) the impact of the current COVID-19 pandemic on our ability to conduct our clinical trials; (iv) our ability to demonstrate the safety and effectiveness of our product candidates: ivospemin (SBP-101) and eflornithine (CPP-1X); (v) our reliance on a third party for the execution of the registration trial for our product candidate Flynpovi; (vi) our ability to obtain regulatory approvals for our product candidates, SBP-101 and CPP-1X in the United States, the European Union or other international markets; (vii) the market acceptance and level of future sales of our product candidates, SBP-101 and CPP-1X; (viii) the cost and delays in product development that may result from changes in regulatory oversight applicable to our product candidates, SBP-101 and CPP-1X; (ix) the rate of progress in establishing reimbursement arrangements with third-party payors; (x) the effect of competing technological and market developments; (xi) the costs involved in filing and prosecuting patent applications and enforcing or defending patent claims; (xii) our ability to maintain the listing of our common stock on a national securities exchange; and (xiii) such other factors as discussed in Part I, Item 1A under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, any additional risks presented in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Any forward-looking statement made by us in this press release is based on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement or reasons why actual results would differ from those anticipated in any such forward-looking statement, whether written or oral, whether as a result of new information, future developments or otherwise.

Contact Information:

Investors:
James Carbonara
Hayden IR
(646) 755-7412
james@haydenir.com

Media:
Tammy Groene
Panbela Therapeutics, Inc.
(952) 479-1196
IR@panbela.com

Panbela Therapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss (unaudited)

(In thousands, except share and per share amounts)

	Three months ended December 31,			Year ended December 31,
	2022	2021	Percent Change	2022	2021	Percent Change
Operating expenses:
General and administrative	$1,661	$1,272	30.6%	$6,044	$4,587	31.8%
Research and development	3,463	2,049	69.0%	28,049	5,423	417.2%
Operating loss	(5,124)	(3,321)	54.3%	(34,093)	(10,010)	240.6%

Other income (expense):
Interest income	3	-		14	1	1300.0%
Interest expense	(181)	(2)	8950.0%	(288)	(12)	2300.0%
Other income (expense)	556	3	18433.3%	(682)	(602)	13.3%
Total other income (expense)	378	1	37700.0%	(956)	(613)	56.0%

Loss before income tax benefit	(4,746)	(3,320)	43.0%	(35,049)	(10,623)	229.9%

Income tax benefit	13	(218)	-106.0%	116	488	-76.2%

Net loss	(4,733)	(3,538)	33.8%	(34,933)	(10,135)	244.7%
Foreign currency translation adjustment (loss)	(615)	(50)	1130.0%	626	517	21.1%
Comprehensive Loss	$(5,348)	$(3,588)	49.1%	$(34,307)	$(9,618)	256.7%

Basic and diluted net loss per share	$(5.68)	$(10.54)	-46.1%	$(67.91)	$(34.64)	96.0%
Weighted average shares outstanding - basic and diluted	832,844	335,803	148.0%	514,369	292,607	75.8%

Panbela Therapeutics, Inc.

Consolidated Balance Sheets (unaudited)

(In thousands, except share amounts)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$1,285	$11,867
Prepaid expenses and other current assets	443	91
Income tax receivable	49	321
Total current assets	1,777	12,279
Other noncurrent assets	3,201	593
Total assets	$4,978	$12,872

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$2,865	$640
Accrued expenses	2,993	2,020
Accrued interest payable	325	-
Note payable	650	-
Debt, current portion	1,000	-
Total current liabilities	7,833	2,660

Debt, net of current portion	5,194	-
Total non current liabilities	5,194	-

Total liabilities	13,027	2,660

Stockholders' (deficit) equity:
Preferred stock, $0.001 par value; 10,000,000 authorized; no shares issued or outstanding as of December 31, 2022 and December 31, 2021	-	-
Common stock, $0.001 par value; 100,000,000 authorized; 1,049,644 and 335,961 shares issued and outstanding, as of December 31, 2022 and December 31, 2021, respectively	1	-
Additional paid-in capital	82,285	66,240
Accumulated deficit	(91,094)	(56,161)
Accumulated comprehensive income	759	133
Total stockholders' (deficit) equity	(8,049)	10,212
Total liabilities and stockholders' (deficit) equity	$4,978	$12,872

Panbela Therapeutics, Inc.

Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(34,933)	$(10,135)
Adjustments to reconcile net loss to net cash used in operating activities:
Write off of in process research and development (IPR&D)	17,737	-
Stock-based compensation	1,088	1,287
Non-cash interest expense	273	-
Changes in operating assets and liabilities:
Income tax receivable	212	51
Prepaid expenses and other current assets	(127)	247
Deposits held for clinical trial costs	(2,561)	(540)
Accounts payable	2,249	631
Accrued liabilities	786	1,214
Net cash used in operating activities	(15,276)	(7,245)
Cash flows from investing activities:
Investment in IPR&D	(660)	-
Cash acquired in merger	4	-
Net cash used in investing activities	(656)	-
Cash flows from financing activities:
Proceeds from sale of common stock,net of fees and offering costs of $44	46	-
Proceeds from public offering of common stock and warrants net of underwriters discount and offering costs of $727	5,303	-
Proceeds from public offering of common stock net of underwriters discount and offering costs of $946	-	9,054
Proceeds from exercise of warrants	5	1,042
Net cash provided by financing activities	5,354	10,096
Effect of exchange rate changes on cash	(4)	(6)
Net change in cash	(10,582)	2,845
Cash and cash equivalents at beginning of year	11,867	9,022
Cash and cash equivalents at end of year	$1,285	$11,867
Supplemental disclosure of cash flow information:
Cash paid during period for interest	$15	$12
Supplemental disclosure of non-cash transactions:
Fair value of common stock, stock options and stock warrants issued as consideration for asset acquisition	$9,605	$-